Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Endurance International Group Holdings, Inc. (hereinafter referred to as “Endurance”, “we”, “our” “us” and similar terms unless the context indicates otherwise) and Constant Contact, Inc. (“Constant Contact”) after giving effect to Endurance’s acquisition of Constant Contact (the “Acquisition”).

In connection with and concurrently with the Acquisition, we entered into a $735.0 million incremental first lien term loan facility, or the Incremental Term Loan Facility, and a $165.0 million revolving credit facility, or the New Revolving Credit Facility (which replaced our existing $125.0 million revolving credit facility), and our wholly owned subsidiary EIG Investors Corp., issued $350.0 million of 10.875% senior notes due 2024, or the Notes. We refer to the Acquisition and these financing transactions as the Transactions.

The unaudited pro forma condensed combined balance sheet data gives effect to the Transactions as if they had occurred as of December 31, 2015. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2015 give effect to the Transactions as if they had occurred as of January 1, 2015. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to statement of operations information, expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined financial information is unaudited and is presented for illustrative purposes only. This financial information (including the pro forma adjustments) is preliminary and based upon available information and various adjustments and assumptions set forth in the accompanying notes, and is not necessarily an indication of the consolidated financial position or results of operations of Endurance that would have been achieved had the Transactions been completed as of the dates indicated or that may be achieved in the future.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Endurance. These accounting policies are similar in most material respects to those of Constant Contact, except for the accounting for amortization of intangible assets. The unaudited pro forma condensed combined financial information reflects the amortization of intangible assets as a cost of revenue, which is consistent with our historical accounting policy for this item. We are currently performing a more detailed review of Constant Contact’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on Endurance’s consolidated financial statements. The unaudited pro forma condensed combined statements of operations do not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that may or may not result from the Acquisition. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions, as well as audited consolidated financial statements and accompanying notes of Endurance and Constant Contact for the year ended December 31, 2015.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. AND CONSTANT CONTACT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2015

(in thousands)

	Historical
	Endurance	Constant Contact	Pro Forma Adjustments		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$33,030	$145,479	$(130,297	)(B)	$48,212
Restricted cash	1,048	—	—		1,048
Marketable securities	—	56,279	(56,279	)(B)	—
Accounts receivable	12,040	529	(1,373	)(E)	11,196
Prepaid domain name registry fees	55,793	—	—		55,793
Prepaid expenses and other current assets	15,675	9,007	—		24,682

Total current assets	117,586	211,294	(187,949)		140,931
Property and equipment—net	75,762	46,567	(4,469	)(A,E)	117,860
Restricted cash	—	1,300	—		1,300
Goodwill	1,207,255	95,505	492,873	(A)	1,795,633
Other intangible assets—net	359,786	577	397,423	(A)	757,786
Deferred financing costs	990	—	51,845	(B)	52,835
Investments	27,905	—	—		27,905
Deferred taxes	—	9,210	(9,210	)(A)	—
Prepaid domain name registry fees, net of current portion	9,884	—	—		9,884
Other assets	4,322	2,175	—		6,497

Total assets	$1,803,490	$366,628	$740,513		$2,910,631

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$12,280	$8,057	—		$20,337
Accrued expenses	50,869	14,153	(1,197	)(E)	63,825
Deferred revenue	285,945	39,987	(15,563	)(A,E)	310,369
Current portion of notes payable	77,500	—	(52,300	)(B)	25,200
Current portion of capital lease obligations	5,866	—	—		5,866
Deferred consideration—short term	51,488	—	—		51,488
Other current liabilities	3,973	—	—		3,973

Total current liabilities	487,921	62,197	(69,060)		481,058
Long-term deferred revenue	79,682	—	—		79,682
Notes payable—long term, net of discount	1,015,875	—	1,041,478	(B)	2,057,353
Capital lease obligations—long term	7,215	—	—		7,215
Deferred tax liability—long term	28,786	—	116,781	(A)	145,567
Deferred consideration—long term	813	—	—		813
Other liabilities	3,524	3,881	—		7,405

Total liabilities	1,623,816	66,078	1,089,199		2,779,093
Total stockholders’ equity	179,674	300,550	(348,686	)(D)	131,538

Total liabilities and stockholders’ equity	$1,803,490	$366,628	$740,513		$2,910,631

See accompanying notes to unaudited pro forma condensed combined financial information.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. AND CONSTANT CONTACT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015

(in thousands)

	Historical
	Endurance	Constant Contact	Pro Forma Adjustments		Pro Forma Combined
Revenue	$741,315	$367,413	$(3,411	)(G)	$1,105,317
Cost of revenue	425,035	98,507	71,431	(F,G)	594,973

Gross profit	316,280	268,906	(74,842)		510,344
Operating expense:
Sales and marketing	145,419	136,153	(3,586	)(F,G)	277,986
Engineering and development	26,707	57,064	(6,184	)(H)	77,587
General and administrative	90,968	48,751	(6,570	)(I)	133,149

Total operating expense	263,094	241,968	(16,340)		488,722

Income (loss) from operations	53,186	26,938	(58,502)		21,622

Other income (expense):
Interest income	414	317	(317	)(J)	414
Interest expense	(58,828)	—	(105,581	)(C)	(164,409)
Other income, net	5,440	(67)	—		5,373

Total other expense, net	(52,974)	250	(105,898)		(158,622)

(Loss) income before income taxes and equity earnings of unconsolidated entities	212	27,188	(164,400)		(137,000)
Income tax expense (benefit)	11,342	7,998	(63,180	)(K)	(43,840)

(Loss) income before equity earnings of unconsolidated entities	(11,130)	19,190	(101,220)		(93,160)
Equity loss of unconsolidated entities, net of tax	14,640	—	—		14,640

Net (loss) income	$(25,770)	$19,190	$(101,220)		$(107,800)

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1—Basis of Presentation

The unaudited pro forma condensed combined balance sheet data gives effect to the Transactions as if they had occurred as of December 31, 2015. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2015 give effect to the Transactions as if they had occurred as of January 1, 2015. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to statement of operations information, expected to have a continuing impact on the combined results of operations.

We have accounted for the Acquisition using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The pro forma adjustments described below were developed based on Endurance’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Constant Contact based on preliminary estimates of fair value. The final purchase price allocation will differ from what is currently reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized following the completion of the Acquisition. The final purchase price allocation could differ materially from the preliminary allocation used in the pro forma adjustments. Additionally, the Acquisition and related transaction costs will be funded primarily by new debt consisting of the Notes and borrowings under the Incremental Term Loan Facility, and to a lesser extent, cash, cash equivalents and short-term marketable securities of Endurance and Constant Contact.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the Acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that may or may not result from the Acquisition.

As part of the merger agreement governing the Acquisition (the “Merger Agreement”), Endurance will accelerate all or a portion of the vesting of certain Constant Contact equity awards. This acceleration will result in a compensation charge of approximately $16.8 million to be recorded in the statement of operations of Endurance immediately following the Acquisition. The unaudited condensed combined statement of operations does not reflect this adjustment as it would not have a continuing impact on the combined results. Additionally, pursuant to and in accordance with the terms and conditions of the Merger Agreement, Endurance will assume certain unvested Constant Contact equity awards and convert them into equity awards in respect of common stock of Endurance. The value of these converted awards is estimated to be approximately $22.3 million. Approximately $5.4 million of this value has been attributed to the pre-Acquisition period, which will be accounted for as additional consideration to acquire Constant Contact. The balance of $16.9 million has been attributed to the post-Acquisition period and will be recorded as compensation expense over the future service period of each individual holding such an award. Included in these converted awards are awards valued at approximately $3.2 million which provide for full acceleration of vesting if the holder leaves Endurance other than for cause at any time before April 7, 2017. The unaudited condensed combined statement of operations do not reflect the balance of $16.9 million attributed to the post-Acquisition period, which is future compensation expense as it is not expected to differ materially from the historical rates of equity compensation expense included in the historical condensed consolidated statements of operations of Constant Contact.

Endurance historically has recorded all amortization expense related to acquired intangible assets as a cost of revenue, which differs from the historical treatment of these expenses by Constant Contact, which has historically recorded amortization expense as either cost of revenue or sales and marketing expense. The unaudited combined condensed financial information reflects all amortization expense related to intangible assets as a cost of revenue.

Note 2—Preliminary Allocation of Merger Consideration

Pursuant to the Merger Agreement, we will pay $32.00 per share, or $1,087.1 million, in cash, to acquire all outstanding equity interests of Constant Contact. In addition, we will assume certain Constant Contact unvested equity awards and convert them to equity awards in Endurance common stock. Approximately $5.4 million of the value of these awards are expected to be attributable to pre-Acquisition service, and that portion will be treated as additional purchase consideration to acquire Constant Contact. As a result, the total purchase consideration paid to acquire Constant Contact will be $1,092.6 million. Included in the purchase consideration is approximately $16.8 million related to the acceleration of vesting of certain Constant Contact equity awards which will be expensed by Endurance immediately following the closing of the Acquisition. The remaining purchase consideration of $1,075.8 million will be allocated to the acquired assets and liabilities.

The following table summarizes the preliminary allocation of the assets acquired and liabilities assumed based on their fair values on the assumed acquisition date:

Preliminary purchase price allocation
(in thousands)
Working capital	$43,199
Property, plant and equipment	42,290
Trademarks	52,000
Customer relationships	263,000
Developed technology	83,000
Goodwill	588,378
Deferred taxes	(116,781)
Deferred revenue	(24,792)

Total consideration, net of cash acquired	930,294
Cash acquired	145,479

Total purchase consideration	$1,075,773

The purchase price is preliminary and the purchase price will be final when the Company has completed the valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

Note 3—Sources and Uses, and New Debt

The Acquisition will be financed primarily by new debt consisting of the Notes and borrowings under the Incremental Term Loan Facility, and to a lesser extent, cash, cash equivalents and short-term marketable securities acquired from Constant Contact. The tables below provide an estimate of the sources and uses as of the assumed closing date:

Sources of proceeds
(in thousands)
Use of acquired cash from Constant Contact	$130,297
Use of acquired marketable securities from Constant Contact	56,279
Endurance stock awards issued at closing	5,394
Incremental Term Loan Facility, net of original issue discount	712,950
Notes, net of original issue discount	343,228

$1,248,148

Use of proceeds
(in thousands)
Acquisition of Constant Contact	$1,075,773
Repayment of outstanding advances on existing revolving credit facility	67,000
Transaction costs of Acquisition	36,765
Cash out of Constant Contact stock awards accelerated at closing	16,765
Deferred financing costs of new debt	51,845

$1,248,148

The Incremental Term Loan Facility is expected to require us to repay approximately $3.7 million of principal per quarter, or $14.7 million per year.

Note 4—Pro Forma Adjustments

(A)	Adjustments to reflect the preliminary purchase price allocation as described in Note 2.

(B)	Adjustments to reflect the sources and uses of cash to acquire Constant Contact and secure the new debt required to fund the Acquisition as described in Note 3. These adjustments include an incremental $14.7 million of debt classified as current under the terms of the new Incremental Term Loan Facility. Uses of cash include $36.8 million of transaction costs, which are comprised of $21.5 million of costs incurred by Constant Contact and $15.3 million of costs incurred by Endurance. The Constant Contact costs include advisor fees of $11.1 million, legal fees of $5.9 million, and other costs of $4.5 million. The Endurance costs include advisor fees of $10.8 million, legal fees of $3.5 million and other costs of $1.0 million. Additionally, Endurance is expected to incur deferred financing fees for the new debt of approximately $51.8 million, which is comprised mainly of investment banking fees.

(C)	Adjustments to reflect the new debt, including assumed interest rates as noted below:

	Amount	Expected Rate	Interest
For the year ended December 31, 2015:
Interest Expense on new debt:
(in thousands)
Incremental Term Loan Facility	735,000	6.00%	$44,100
Notes	350,000	10.88%	38,063
New Revolving Credit Facility—unused commitment fee	165,000	0.50%	825
Increased interest on existing debt			15,268
Interest savings on refinanced revolver balance			(4,125)
Amortization of deferred financing costs and original issue discount			11,450

			$105,581

Our existing debt agreement provides for increased interest rates when certain new debt arrangements exceed a specified interest rate. As a result of this provision, we expect an increase of approximately 1.48% to the interest rates on our existing debt.

Deferred financing fees and original issue discounts are amortized to interest expense over the life of each respective instrument. We expect to incur a total of $51.8 million in deferred financing costs and $28.8 million of original issue discounts. Deferred financing fees are primarily comprised of underwriting fees.

(D)	Adjustments to stockholders’ equity (in thousands):

Eliminate acquired equity of Constant Contact	$(300,550)
Consideration paid for Constant Contact, stock awards accelerating at closing	(16,765)
Endurance stock awards issued at closing	5,394
Transaction costs	(36,765)

$(348,686)

(E)	Elimination of intercompany activity from the balance sheet (in thousands):

Accounts receivable	$(1,373)
Property, plant and equipment	(192)
Accrued expenses	1,197
Deferred revenue	368

$—

(F)	Adjustments to reflect increases in amortization of intangible assets as noted below (amounts in thousands, except life):

For the year ended December 31, 2015:	Cost	Life in Years	First Year Amortization
Trademarks	$52,000	10	$7,904
Customer relationships	263,000	15	53,000
Developed technology	83,000	7	11,936
Eliminate historical amortization of Constant Contact—cost of revenue			(885)

Subtotal—adjustment to cost of sales			71,955
Eliminate historical amortization of Constant Contact—sales and marketing			(699)

Total adjustment to amortization			$71,256

The expected amortization related to the preliminary fair value of the intangible assets for the five years following the acquisition is reflected in the table below (in thousands):

	Year following the acquisition
	Year 1	Year 2	Year 3	Year 4	Year 5
Developed technology	$11,936	$11,904	$11,904	$11,904	$11,936
Customer relationships	53,000	53,101	33,925	27,226	20,923
Trade-names	7,904	7,121	6,467	5,843	5,277

Total	$72,840	$72,126	$52,296	$44,973	$38,136

(G)	Elimination of intercompany transactions from the statement of operations (in thousands):

Year ended December 31, 2015:
Revenue	$(3,411)
Cost of revenue	524
Sales and marketing	2,887

Net impact	$—

(H)	Reduction in depreciation expense due to revaluation of property, plant and equipment.

(I)	Transaction expenses included in general and administrative expense (in thousands):

Endurance	$4,009
Constant Contact	2,561

$6,570

(J)	Reduction of investment income due to utilization of Constant Contact excess cash to fund a portion of the acquisition costs.

(K)	The pro forma tax adjustments reflect the benefits from income tax at the weighted average estimated statutory income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded.